Exhibit 99.1

Alaska Communications Systems Reports Fourth Quarter 2010 Results

-Wireless and Wireline Revenues increase by 2.2% Compared to Fourth Quarter 2009-

-Wireline Revenue Growth Driven by a 17% Gain in Enterprise-

-Wireless Revenue Growth Driven by an 80% Gain in Wireless Data-

-EBITDA Increases 25% to $30.5 Million Compared to Fourth Quarter 2009-

ANCHORAGE, Alaska--(BUSINESS WIRE)--February 24, 2011--Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today reported financial results for its fourth quarter ended December 31, 2010.

“Our fourth quarter results show success from a data-driven strategy that is securing top and bottom line gains in both our wireline and wireless lines of business,” said Anand Vadapalli, ACS president and chief executive officer. “Our focus on enterprise, where we are layering value added services such as data hosting, video conferencing and managed services on top of base connectivity, and strength in wireless data, where demand for mobile data services is rampant, has served us well in 2010 and will continue to center our actions for 2011 and beyond.”

“Fourth quarter enterprise revenue grew 17 percent annually and 9 percent sequentially, benefiting from record levels of sales activity earlier in the year and continued traction from our differentiated solution set. With sales activity in the fourth quarter double the level in the prior year; momentum building for our Connect/Host/Manage solution set; and the advent of meaningful professional service revenue from selling our expertise to other carriers, we are well positioned to maintain strong growth in this area,” noted Vadapalli.

“In wireless, data ARPU remained a highlight as post paid data ARPU increased by 53 percent annually and 12 percent sequentially to $13.16. Key drivers of this success include penetration of data centric devices which doubled in 2010 to 35 percent of the base, and the sales mix of data centric devices which increased to 60 percent of total device sales in the fourth quarter, from 46 percent in the third quarter and 24 percent in Q4 2009. We will continue to invest in our wireless data capabilities with $12 million set aside in our 2011 capex plan to upgrade backhaul from cell towers. This positions ACS for an early roll out of 4G wireless, while supporting demand from other wireless carriers. Once again we are at the forefront of bringing advanced wireless data services to Alaskans,” concluded Vadapalli.

Financial Highlights: Fourth Quarter 2010 Compared to Fourth Quarter 2009

  Revenues of $84.8 million increased by $1.8 million, or 2.2 percent, from $83.0 million in the prior year:
    Enterprise revenue increased by $1.9 million, or 17.4 percent, with higher data and professional service revenue of $2.0 million offset in part by a $0.1 million decrease in carrier voice.
    Wireless revenue increased by $0.8 million, or 2.2 percent, with higher data revenue of $3.6 million and CETC of $0.2 million offset in part by a $3.0 million decline in wireless voice and device revenue.
    Retail, wholesale and access wireline revenues declined by $0.9 million, or 2.3 percent, with ISP revenue growth partially offsetting continued declines in retail and local line losses.
  EBITDA of $30.5 million increased by $6.2 million, or 25.5 percent, from $24.3 million in the prior year.
    Wireless EBITDA of $13.5 million was in line with the prior year. Elevated handset subsidies associated with higher levels of data centric device sales contributed to a modest contraction in wireless EBITDA margins to 39.2 percent from 39.9 percent.
    Wireline EBITDA increased by $6.2 million, or 56.7 percent, to $17.0 million. Gains in enterprise and disciplined expense management, coupled with $4.3 million in reserves and other charges that negatively impacted 2009, drove an expansion in wireline EBITDA margins to 33.8 percent from 22.0 percent in the prior period.
  Net cash provided by operating activities of $16.9 million was negatively impacted by $11.1 million in out-of-the-money interest rate swap termination costs associated with the refinancing of our 2005 credit facility. Without swap termination costs, net cash provided by operating activities was up 18.5 percent to $28.1 million from $23.7 million in the prior year period.
  Net loss before extraordinary item of $1.3 million, or $0.03 per diluted share, compared to net loss of $7.1 million, or $0.16 per diluted share, in the prior year. Fourth quarter 2010 net loss was negatively impacted by $5.4 million in charges ($3.2 million, net of tax, or $0.07 per share), for the loss on disposal of assets and the early extinguishment of debt.

Metric Highlights: Fourth Quarter 2010 Compared to Third Quarter 2010

  Total retail wireless ARPU decreased marginally to $69.31 from $69.91 in the third quarter with gains in data ARPU partially offsetting declines in CETC and voice ARPU.
  Postpaid wireless data ARPU increased by 12.2 percent sequentially to $13.16.
  Total wireless subscriber churn of 2.6 percent was in line with the third quarter.
  Wireless subscribers decreased by 3,070 to 120,413.
  DSL lines increased by 217 to 45,698 and ISP ARPU increased by 5.7 percent to $40.81.
  Retail local lines declined by 1,330 to 156,653.
  Total local lines decreased by 1,974 to 172,433.

“Our ability to tightly manage margins while simultaneously generating top line organic growth in both wireline and wireless segments as we exit 2010, demonstrate effective execution against a strategy of allocating resources against the highest growth telecommunication segments,” said David Wilson, ACS executive vice president and chief financial officer. “Top and bottom line strength in wireline continues to separate our financial performance from that of other LECs, with annual EBITDA margins expanding to 31.7 percent from 28.8 percent, and absolute EBITDA growing 8.0 percent to $63.7 million.”

“Strong EBITDA generation contributed to continued strength in operating cash flows which, excluding swap termination costs of $11.1 million, were $97.5 million for the year, the highest level since 2007, while our dividend payout ratio, pro forma for debt extinguishment costs and working capital movements, was a favorable 63 percent in 2010," concluded Wilson.

2011 Business Outlook

For the full-year 2011, ACS expects:

  Revenues will modestly exceed 2010 levels;
  EBITDA will be in line with 2010 levels;
  To incur ~$33 million in net cash interest expense;
  Maintenance Capital expenditures to be in line with 2010, at approximately ~$37 million; and
  To fund approximately $12 million to upgrade backhaul from cell towers to support demand from other wireless carriers and to position ACS for an early roll out of 4G wireless service.

Conference Call

The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time. Parties in the United States and Canada can call 877-941-0843 to access the conference call. Parties outside the United States and Canada can access the call at 480-629-9643. The live webcast of the conference call will be accessible from the "Events Calendar" section of the company's website (www.alsk.com). The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available two hours after the call and will run until Thursday, March 3, 2011 at midnight ET. To hear the replay, parties in the United States and Canada can call 800-406-7325 and enter pass code 4411962. Parties outside the United States and Canada can call 303-590-3030 and enter pass code 4411962.

About Alaska Communications Systems

Headquartered in Anchorage, Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK), through its subsidiaries, provides Alaska Communications services and is Alaska's leading provider of broadband and other wireline and wireless solutions across businesses and consumers. The Alaska Communications wireline operations include the state's most advanced data networks and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. The company’s wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, Alaska Communications seeks to drive top and bottom-line growth, while continually improving the customer experience and cost structure through process improvement. More information can be found on the company's website at www.alaskacommunications.com or at its investor site at www.alsk.com.

Forward-Looking EBITDA Guidance

This press release includes information related to management's estimate of EBITDA for the year ending December 31, 2011. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company's business operations. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end 2011 net cash provided by operating activities at this time.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, adverse national economic conditions, including continuing disruption in the U.S. capital markets, adverse local economic conditions, including an unexpected downturn in the Alaskan oil and gas or tourism markets, changes in capital expenditures, or other factors affecting the company's ability to generate sufficient earnings and cash flows to continue to make dividend payments to its stockholders; the company’s ability to complete, manage, integrate, market, maintain, and attract sufficient customers to the products and services it may derive from the construction of AKORN and purchase and integration of Crest Communications Corporation; adverse changes in labor matters, including workforce levels and labor negotiations; disruption of our suppliers' provisioning of critical products or services; the impact of natural or man-made disasters; changes in company's relationships with large carrier or enterprise customers or its roaming partners; changes in revenue from Universal Service Funds; unforeseen changes in public policies; changes in accounting policies, including the Company’s application of regulatory accounting rules, which could result in an impact on earnings; or disruptive technological developments in the telecommunications industry. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009 (a)	2010	2009 (a)

Total operating revenues	$84,777	$82,952	$341,524	$346,040

Operating expenses:
Cost of services and sales	33,239	34,243	130,862	136,129
Selling, general & administrative	22,542	25,257	88,564	91,649
Depreciation and amortization	16,104	21,574	72,078	81,358
Loss on disposal of assets, net	3,325	3,873	2,846	4,327
Total operating expenses	75,210	84,947	294,350	313,463

Operating income (loss)	9,567	(1,995)	47,174	32,577

Other income and expense:
Interest expense	(9,445)	(10,127)	(34,754)	(38,411)
Loss on extinguishment of debt	(2,081)	-	(13,339)	-
Interest income	52	10	83	91
Total other income and expense	(11,474)	(10,117)	(48,010)	(38,320)

Loss before income tax benefit (expense)	(1,907)	(12,112)	(836)	(5,743)

Income tax benefit (expense)	640	5,048	(29,852)	2,174

Loss before extraordinary item	(1,267)	(7,064)	(30,688)	(3,569)

Gain on extraordinary item, net of taxes	-	-	-	37,346

Net income (loss)	$(1,267)	$(7,064)	$(30,688)	$33,777

Net income (loss) per share:
Basic and diluted:
Loss on continuing operations	$(0.03)	$(0.16)	$(0.69)	$(0.08)
Gain on extraordinary item, net of tax	-	-	-	0.85
Net income (loss)	$(0.03)	$(0.16)	$(0.69)	$0.77

Weighted average shares outstanding basic and diluted	44,662	44,403	44,589	44,177

(a) Revenue for the three and twelve months ended December 31, 2009 has been reduced to reflect the correction of an immaterial error of $117 and $468, respectively. The impact to net income for the three and twelve months ended December 31, 2009 was $69 and $276, respectively.

		Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands Except Per Share Amounts)

	December 31,	December 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$15,316	$6,271
Restricted cash	4,912	5,843
Accounts receivable-trade, net of allowance of $6,616 and $6,066	36,985	35,414
Materials and supplies	6,533	7,109
Prepayments and other current assets	3,999	4,489
Deferred income taxes	10,949	13,814
Total current assets	78,694	72,940

Property, plant and equipment	1,416,718	1,413,758
Less: accumulated depreciation and amortization	(1,005,736)	(965,470)
Property, plant and equipment, net	410,982	448,288

Non-current investments	355	855
Goodwill	8,850	8,850
Intangible assets	24,118	24,118
Debt issuance costs	8,584	5,960
Deferred income taxes	76,813	113,994
Equity method investment	2,060	-
Other assets	10,159	293
Total assets	$620,615	$675,298

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term obligations	$5,213	$793
Accounts payable, accrued and other current liabilities	62,539	68,651
Advance billings and customer deposits	9,568	9,351
Total current liabilities	77,320	78,795

Long-term obligations, net of current portion	548,096	538,557
Other long-term liabilities	15,688	27,906
Total liabilities	641,104	645,258
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, $.01 par value; 145,000 authorized	447	445
Additional paid in capital	166,259	198,979
Accumulated deficit	(188,160)	(157,472)
Accumulated other comprehensive loss	965	(11,912)
Total stockholders' equity (deficit)	(20,489)	30,040

Total liabilities and stockholders' equity	$620,615	$675,298

Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Cash Flows from Operating Activities:
Net income (loss)	$(1,267)	$(7,064)	$(30,688)	$33,777
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	16,104	21,574	72,078	81,358
Gain on extraordinary item, net of taxes	-	-	-	(37,346)
Settlement of interest rate swap liability	(11,145)	-	-	-
Amortization of debt issuance costs and debt discount	4,094	1,763	9,674	6,968
Stock-based compensation	1,324	857	3,989	4,273
Deferred income taxes	(639)	(5,048)	32,634	(2,174)
Provision for uncollectible accounts	555	2,626	2,863	6,258
Other non-cash expenses	3,398	4,135	3,595	5,377
Changes in operating assets and liabilities	4,489	4,830	(7,778)	(1,811)
Net cash provided by operating activities	16,913	23,673	86,367	96,680

Cash Flows from Investing Activities:
Investment in construction and capital expenditures	(13,296)	(16,951)	(38,336)	(54,209)
Change in unsettled construction and capital expenditures	971	2,295	(2,534)	(7,155)
Proceeds on sale of assets	1,085	-	1,085	-
Purchase of equity investment	-	-	(2,060)	-
Acquisitions, net of cash acquired	-	(440)	-	(440)
Change in unsettled acquisition costs	(380)	-	(380)	(250)
Net change in restricted accounts	(23)	147	931	14,674
Net change in non-current investments	-	-	500	150
Net cash used by investing activities	(11,643)	(14,949)	(40,794)	(47,230)

Cash Flows from Financing Activities:
Repayments of long-term debt	(426,077)	(2,197)	(438,622)	(32,382)
Proceeds from the issuance of long-term debt	435,600	2,000	447,600	26,500
Debt issuance costs	(7,276)	-	(7,276)	-
Payment of cash dividend on common stock	(9,617)	(9,555)	(38,394)	(38,089)
Payment of withholding taxes on stock-based compensation	(66)	(45)	(392)	(1,868)
Proceeds from issuance of common stock	206	217	556	1,334
Net cash used by financing activities	(7,230)	(9,580)	(36,528)	(44,505)

Change in cash and cash equivalents	(1,960)	(856)	9,045	4,945

Cash and cash equivalents, beginning of period	17,276	7,127	6,271	1,326

Cash and cash equivalents, end of period	$15,316	$6,271	$15,316	$6,271

Supplemental Cash Flow Data:
Interest paid	$6,095	$7,117	$28,911	$35,488
Income taxes paid, net of refunds	$(2)	$(215)	$34	$(884)

Supplemental Noncash Transactions:
Property acquired under capital leases	$-	$960	$1,295	$1,850
Dividend declared, but not paid	$9,628	$9,576	$9,628	$9,576
Additions to ARO asset	$17	$951	$88	$1,242

Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF EBITDA CALCULATION
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009 (a)	2010	2009 (a)

Net cash provided by operating activities	$16,913	$23,673	$86,367	$96,680
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	(16,104)	(21,574)	(72,078)	(81,358)
Gain on extraordinary item, net of taxes	-	-	-	37,346
Settlement of interest rate swap liability	11,145	-	-	-
Amortization of debt issuance costs and debt discount	(4,094)	(1,763)	(9,674)	(6,968)
Stock-based compensation	(1,324)	(857)	(3,989)	(4,273)
Deferred income taxes	639	5,048	(32,634)	2,174
Provision for uncollectible accounts	(555)	(2,626)	(2,863)	(6,258)
Other non-cash expenses	(3,398)	(4,135)	(3,595)	(5,377)
Changes in operating assets and liabilities	(4,489)	(4,830)	7,778	1,811
Net income (loss)	$(1,267)	$(7,064)	$(30,688)	$33,777
Add (subtract):
Interest expense	9,445	10,127	34,754	38,411
Loss on extinguishment of debt	2,081	-	13,339	-
Interest income	(52)	(10)	(83)	(91)
Depreciation and amortization	16,104	21,574	72,078	81,358
Loss on disposal of assets	3,325	3,873	2,846	4,327
Gain on extraordinary item, net of taxes	-	-	-	(37,346)
Gift of services	185	-	439	-
Income tax (benefit) expense	(640)	(5,048)	29,852	(2,174)
Stock-based compensation	1,324	857	3,989	4,273
EBITDA	$30,505	$24,309	$126,526	$122,535

(a) The correction of a prior period immaterial error in revenue resulted in a decrease in EBITDA of $117 and $468, for the three and twelve months ended December 31, 2009, respectively.

Note:	In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net income before interest, provisions for taxes, depreciation expense, gain or loss on asset purchases or disposals, gift of services, amortization of intangibles and stock-based compensation expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF OPERATING REVENUE AND EBITDA MARGIN BY SEGMENT
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009 (a)	2010	2009 (a)
Operating Revenue
Enterprise	$13,045	$11,113	$48,571	$45,360
Retail	20,646	21,026	82,658	85,506
Wholesale	2,161	2,690	9,441	11,485
Access	14,479	14,432	60,253	62,669
Wireline	50,331	49,261	200,923	205,020
Wireless	34,446	33,691	140,601	141,020
Total operating revenue	$84,777	$82,952	$341,524	$346,040

Wireline EBITDA
Operating revenue	$50,331	$49,261	$200,923	$205,020
Operating expenses (exclusive of depreciation)	(34,652)	(39,171)	(141,122)	(149,850)
Gift of services	185	-	439	-
Stock-based compensation	1,146	765	3,499	3,821
Wireline EBITDA	$17,010	$10,855	$63,739	$58,991

EBITDA Margin	33.8%	22.0%	31.7%	28.8%

Wireless EBITDA
Operating revenue	$34,446	$33,691	$140,601	$141,020
Operating expenses (exclusive of depreciation)	(21,129)	(20,329)	(78,304)	(77,928)
Stock-based compensation	178	92	490	452
Wireless EBITDA	$13,495	$13,454	$62,787	$63,544

EBITDA Margin	39.2%	39.9%	44.7%	45.1%

(a) The correction of a prior period immaterial error in access revenue resulted in a decrease in Wireline revenue and EBITDA of $117 and $468, for the three and twelve months ended December 31, 2009, respectively.

Schedule 6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
INVESTMENT IN CONSTRUCTION AND CAPITAL
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Investment in construction and capital	$13,296	$16,951	$38,336	$54,209

Capitalized interest	(370)	(602)	(1,639)	(3,607)

Investment in construction and capital, net of capitalized interest	$12,926	$16,349	$36,697	$50,602

Growth	-	1,587	-	11,273

Maintenance and other	12,926	14,591	36,634	38,595

Capital funded by the selling shareholders of Crest	-	171	63	734

Investment in construction and capital, net of capitalized interest	$12,926	$16,349	$36,697	$50,602

Schedule 7

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS
(Unaudited)

	December 31,	September 30,	December 31,
	2010	2010	2009
Wireline:

Retail
Local	156,653	157,983	163,914
Quarterly growth rate in retail local telephone access lines	-0.8%	-1.2%	-1.6%
Average monthly revenue per subscriber for the quarter	$18.15	$18.21	$17.90

Long Distance
Long distance subscribers	59,166	59,078	61,469
Average monthly retail revenue per subscriber for the quarter	$17.51	$18.15	$18.01

Internet
DSL subscribers	45,698	45,481	46,612
Dial-up subscribers	4,262	4,572	5,565
	49,960	50,053	52,177

Average monthly DSL & dial-up revenue per subscriber for the quarter	$40.81	$38.61	$35.34

Wholesale
Resale access lines	3,158	3,444	6,594
UNE lines	12,622	12,980	15,031
	15,780	16,424	21,625

Quarterly growth rate in wholesale local access lines	-3.9%	-9.0%	-7.1%
Average monthly revenue per subscriber for the quarter	$33.37	$32.04	$30.02

Wireless:

Wireless subscribers	120,413	123,483	137,365
Average monthly churn for the quarter	2.6%	2.6%	2.4%
Average monthly revenue per retail subscriber for the quarter (a)	$69.31	$69.91	$65.07

(a) CETC added $17.98 to wireless retail ARPU in the forth quarter of 2010, $18.85 in the third quarter of 2010, and $15.34 in the forth quarter of 2009.

CONTACT:
Alaska Communications Investors:
Vice President, Investor Relations and Financial Planning & Analysis
Michael Allen, 907-564-7556
investors@acsalaska.com